                        Telephone Voting Instructions

                                1.800.597.7836

Vote your OppenheimerFunds proxy over the phone
Voting your proxy is important.  And now
OppenheimerFunds has made it easy.  Vote at your
convenience, 24 hours a day, and save postage
costs, ultimately reducing fund expenses.  Read
your Proxy Card carefully.  To exercise your
proxy, just follow these simple steps:

1.    Call the toll free number: 1.800.597.7836.

2.    Enter the 14-digit Control Number, located on your Proxy Card.

3.    Follow the voice instructions.

If vote by phone, please do not mail your Proxy Card.